July 13, 2010
For Immediate Release
Contact: Alex Calicchia, Chief Marketing Officer, 337-593-3008

Nichols promoted to Chief Credit Officer

LAFAYETTE, LA. John Nichols has been promoted to Executive Vice President and Chief Credit Officer at MidSouth Bank. Nichols, who previously served as Senior Vice President and President of the bank’s West Louisiana Region, based in Lake Charles, will retain the Regional President’s responsibilities until a successor is named.
On a permanent basis, Nichols will office at the bank’s Lafayette headquarters on Versailles Boulevard and will continue to be a member of the Lake Charles market’s Regional Loan Committee.
In his new role, Nichols oversees the commercial/consumer underwriting departments and loan operations department and is in charge of developing the bank’s loan policies and practices, along with its credit risk review policies and procedures. He also identifies credit risk situations and provides guidance to line of business lending managers.
Nichols joined MidSouth Bank in 2001, having previously worked as Senior Vice President and Business Banking Manager for Bank One (now JPMorgan Chase) in Lake Charles and Alexandria. He has 34 years of banking experience.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with assets of $974.4 million as of March 31, 2010. Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas. MidSouth Bank has 35 locations in Louisiana and Texas and more than 50 ATMs.